Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney Money Funds, Inc.:

We consent to the use of our reports dated February 5, 1997 and February 19, 1997 for the Smith Barney Money Funds, Inc. and the Smith Barney Funds, Inc., respectively, incorporated herein by reference and to the references to our Firm under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement.




	KPMG Peat Marwick LLP


New York, New York
September 10, 1997